Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement, relating to 18,290,762 shares of common stock of Murdock Communications Corporation (the “Company”) on Form S-1, of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP

Cedar Rapids, Iowa

July 11, 2003